                                                                    EXHIBIT 12.1

                      COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                                   SIX MONTHS ENDED
                                                               YEAR ENDED MARCH 31,                  SEPTEMBER 30,
                                                   ---------------------------------------------   -----------------
                                                    1993     1993     1994      1995      1996      1995      1996
                                                   ------   ------   -------   -------   -------   -------   -------
Net income from continuing operations............  $6,844   $2,953   $ 8,885   $19,163   $   382   $ 5,374   $ 3,651
Income tax (benefit).............................     462     (208)    4,534    10,990      (505)    2,390     2,400
                                                   ------   ------   -------   -------   -------   -------   -------
Income before income taxes.......................  $7,306   $2,745   $13,419   $30,153   $  (123)  $ 7,764   $ 6,051
                                                   ======   ======   =======   =======   =======   =======   =======
Fixed charges
  Interest expense...............................                                        $   847   $    --   $ 1,831
  Estimated interest factor on operating
     leases......................................                                             88        --       195
Dividends on preferred stock.....................
  Income tax impact on nondeductibility of
     preferred stock dividends...................                                                                 --
  Dividends on preferred stock, grossed up for
     tax impact of nondeductibility..............                                             --
                                                   ------   ------   -------   -------   -------   -------   -------
     Total fixed charges.........................  $   --   $   --   $    --   $    --   $   935   $    --   $ 2,026
                                                   ======   ======   =======   =======   =======   =======   =======
Earnings:
  Income before income taxes.....................  $7,306   $2,745   $13,419   $30,153   $  (123)  $ 7,764   $ 6,051
  Fixed charges..................................      --       --        --        --       935        --     2,026
                                                   ------   ------   -------   -------   -------   -------   -------
     Total earnings..............................  $7,306   $2,745   $13,419   $30,153   $   812   $ 7,764   $ 8,077
                                                   ======   ======   =======   =======   =======   =======   =======
Ratio of earnings to fixed charges(a)(b).........      --       --        --        --       .87        --      3.99
PRO FORMA(C)
Net income from continuing operations............                              $25,365   $ 3,645   $ 7,791   $ 5,037
Income tax.......................................                               15,001     1,484     3,872     3,201
                                                                               -------   -------   -------   -------
Income before income taxes.......................                              $40,366   $ 5,129   $11,663   $ 8,238
                                                                               =======   =======   =======   =======
Fixed charges
  Interest expense...............................                              $ 3,624   $ 3,978   $ 2,029   $ 1,831
  Estimated interest factor on operating
     leases......................................                                  495       436       225       195
Dividends on preferred stock.....................                                  656       656       328       328
  Income tax impact of nondeductibility of
     preferred stock dividends...................                                  402       402       201       201
                                                                               -------   -------   -------   -------
  Dividends on preferred stock, grossed up for
     tax impact of nondeductibilty...............                                1,058     1,058       529       529
                                                                               -------   -------   -------   -------
          Total fixed charges....................                              $ 5,177   $ 5,472   $ 2,783   $ 2,555
                                                                               =======   =======   =======   =======
Earnings:
  Income before income taxes.....................                              $40,366   $ 5,129   $11,663   $ 8,238
  Fixed charges..................................                                5,177     5,472     2,783     2,555
                                                                               -------   -------   -------   -------
          Total earnings.........................                              $45,543   $10,601   $14,446   $10,793
                                                                               =======   =======   =======   =======
Ratio of earnings to fixed charges(a)............                                 8.80      1.94      5.19      4.22
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(a) For purposes of calculating the ratio of earnings to fixed charges (i)
    earnings consist of income (loss) from continuing operations before income tax plus income tax and fixed charges and (ii) fixed charges consist of interest expense, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, as well as dividends on preferred stock grossed up for the impact of the nondeductibility of dividends for income tax purposes.

(b) For the year ended March 31, 1996 the Company's earnings were insufficient to cover fixed charges by $123.

(c) Proforma earnings to fixed charges have been calculated considering the proforma effects of the Acquisition of SHC and Recapitalization. The proforma information for the years ended March 31, 1995 and 1996 assume the Acquisition and Conversion occurred on April 1, 1994 and 1995, respectively.
    The proforma information for the six months ended September 30, 1995 assume the Acquisition and Conversion occurred on April 1, 1995. The proforma information for the six months ended September 30, 1996 assumes the Conversion occurred on April 1, 1996.